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                                   U.S. TRUST

                           NOTICE TO PARTICIPANTS IN
                       THE BARRETT RESOURCES CORPORATION
                            RETIREMENT SAVINGS PLAN

Dear Participants:

      Enclosed for your consideration are the Offer to Purchase (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal"), both dated May 14, 2001 (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by Resources Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of The Williams Companies, Inc., a Delaware corporation ("Williams"), to purchase 16,730,502 shares of common stock, par value $0.01 per share (including the associated Rights (as defined below), the "Shares") of Barrett Resources Corporation, a Delaware corporation ("Barrett Resources"), at a purchase price of $73.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. As used herein, the term "Rights" means the preferred stock purchase rights associated with the Shares and issued under the Rights Agreement (the "Rights Agreement"), dated as of August 5, 1997, by and between Barrett Resources and Fleet National Bank, as successor to BankBoston, N.A., as Rights Agent, as amended. Unless the context otherwise requires, all references to Shares shall be deemed to include the Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

      Also enclosed for your consideration is the Barrett Resources' Solicitation/Recommendation Statement on Schedule 14D-9, dated May 14, 2001, which contains, among other information, the recommendation of the Board of Directors of Barrett Resources with respect to the Offer.

      THE BOARD OF DIRECTORS OF BARRETT RESOURCES HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN) AND THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE AND ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF BARRETT RESOURCES AND HAS RECOMMENDED THAT STOCKHOLDERS OF BARRETT RESOURCES ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER AT THE TIME OF THE BARRETT RESOURCES SPECIAL MEETING TO BE HELD TO VOTE ON THE MERGER AND THE MERGER AGREEMENT.

      If the Offer and the Merger are completed, Purchaser will purchase 16,730,502 Shares in the Offer at a price of $73.00 per Share and holders of the remaining Shares (including any Shares returned to tendering stockholders as a result of proration) will receive 1.767 shares of Williams common stock for each Share in the Merger.

      A tender of Shares held in your account under the Barrett Resources Corporation Retirement Savings Plan (the "Plan") can be made only by J. Frank Keller and Robert W. Howard, the Trustees of the Plan, as the holders of record, pursuant to your instructions on the enclosed gray instruction form. Your tender instructions will be provided to U.S. Trust Company, N.A., an independent fiduciary appointed under the Plan (the "Independent Fiduciary"), pursuant to the confidential procedure described below. The Independent Fiduciary will then direct the Trustees to tender Shares held in trust by the Trustees in accordance with the instructions of all Plan participants. Absent your instructions, the Independent Fiduciary will direct the Trustees not to tender the Shares held in your account under the Plan unless the Independent Fiduciary determines that it is legally obligated to do so. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by the Plan for your account.
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      Accordingly, the Independent Fiduciary is requesting instructions as to whether you wish to tender any or all of the Shares held in your account, upon the terms and conditions set forth in the Offer.

      Please note the following with respect to the Offer:

             1. The tender price is $73.00 per Share, net to you in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase.

             2. The Offer is being made for 16,730,502 Shares. In the event that more than 16,730,502 Shares are validly tendered and not withdrawn as of the Expiration Date (as defined in the Offer to Purchase) of the Offer, Purchaser will accept for payment and pay for only 16,730,502 Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder. Shares that are not accepted for payment in the Offer because of proration will be returned to the appropriate tendering stockholders. As a result of proration, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described under Section 3 of the Offer to Purchase), the Purchaser does not expect it will be able to announce the final results of such proration or pay for any Shares until at least five New York Stock Exchange trading days after the Expiration Date. Preliminary results of proration will be announced by the press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from Georgeson Shareholder Communications, Inc., the Information Agent for the Offer, at (800) 223-2064. Tendering stockholders will not receive payment to Shares accepted for payment pursuant to the Offer until the final proration factor is known.

             3. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, eastern time, on Monday, June 11, 2001, unless the Offer is extended.

             4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 7, 2001 (the "Merger Agreement"), by and among Williams, Purchaser and Barrett Resources, pursuant to which, following the consummation of the Offer and in accordance with the Delaware General Corporation Law, and subject to the satisfaction or waiver of certain conditions, including approval of stockholders of Barrett Resources, Barrett Resources will merge with and into Purchaser with Purchaser continuing as the surviving corporation, unless certain conditions related to United States federal income tax treatment of the Offer and the merger of Barrett Resources with and into Purchaser are not met, in which case Purchaser will merge with and into Barrett Resources with Barrett Resources as the surviving corporation (collectively, the "Merger"). In the Merger, stockholders of Barrett Resources will exchange each of their Shares for 1.767 shares of Williams common stock, par value $1.00 per share (the "Williams Common Stock") with cash in lieu of fractional shares of Williams Common Stock. The exchange ratio of 1.767 shares of Williams Common Stock per Share is a fixed ratio that will not be adjusted as a result of any increase or decrease in the market price of either shares of Williams Common Stock or Shares of Barrett Resources. The market price of shares of Williams Common Stock at the time the Merger is completed may therefore be higher or lower than their price on the date of this document, the date of consummation of the Offer and on the date of the special meeting of stockholders to be held to vote on the Merger. As a result, the Williams Common Stock you as a Barrett Resources stockholder may receive in the Merger may be worth more or less than the price being offered for the Shares in the Offer. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR BOTH BARRETT RESOURCES SHARES AND SHARES OF WILLIAMS COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. The Offer to Purchase contains a more detailed description of the Merger Agreement, the Offer, the Merger and the consideration payable in the Merger in respect of the Shares.

             5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date of the Offer at least 16,730,502 Shares on the date Shares are accepted for payment and (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and
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

      regulations promulgated thereunder. The Offer is not subject to a financing condition. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See the Introduction and Section 14 of the Offer to Purchase.

             6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

INSTRUCTIONS TO THE INDEPENDENT FIDUCIARY

      The Trustees of the Plan hold Shares in a trust fund (the "Trust Fund") pursuant to a trust agreement (the "Trust Agreement") between Barrett Resources and the Trustees. Shares held in the Trust Fund are allocated to individual participants' accounts in accordance with the terms of the Plan. Barrett Resources has appointed the Independent Fiduciary to administer a confidential procedure for tendering the Shares allocated to your account under the Plan. Enclosed with this Notice to Participants is a confidential instruction form printed on gray paper which you must use to instruct the Independent Fiduciary as to whether to direct the Trustees to tender all, none or a percentage of the Shares held in your account under the Plan pursuant to the Offer.

      If you sign, date and return the enclosed gray instruction form but do not check any box on the form, the Independent Fiduciary will treat your instruction form as not providing any instruction to the Independent Fiduciary regarding the Offer. In accordance with the terms governing administration of the Trust Fund, which is the funding vehicle for the Plan, the Independent Fiduciary will direct the Trustees not to tender the Shares held in your account under the Plan for which no participant instructions are timely received by the Independent Fiduciary unless the Independent Fiduciary determines that it is legally obligated to do so.

YOUR ROLE AND RESPONSIBILITIES AS A PLAN PARTICIPANT AND A FIDUCIARY

      Only the Trustees can vote, tender and sell the Shares held by the Plan. However, each participant who directs the Trustees through the Independent Fiduciary as to voting and tendering Shares held in his or her account, in accordance with the terms of the Plan and the Trust Agreement, will act as a named fiduciary with respect to his or her account.

      You are entitled to instruct the Trustees through the Independent Fiduciary whether to tender all, none or a percentage of the Shares held in your account under the Plan. If you choose not to return the instruction form, you will be deemed to have instructed the Trustees not to tender any of the Shares allocated to your account. By signing, dating and returning the enclosed gray instruction form or by choosing not to return the form, you are accepting your designation under the Plan as a fiduciary for purposes of the Offer (but not for any future matter). You should therefore exercise your right whether to tender all, none or a percentage of the Shares held in your account under the Plan prudently.

INSTRUCTION WHETHER TO TENDER SHARES

      The enclosed gray instruction form must be used if you wish to instruct the Independent Fiduciary to direct the Trustees to tender to Purchaser all or any portion of the Shares held in your account under the Plan for $73.00 per Share. If some or all of the Shares held in your account under the Plan are purchased by Purchaser, the cash proceeds of such sale will be credited to your account under the Plan.

      Please note that the number of Shares held in your account under the Plan that appears on your gray instruction form is that number of Shares as of May 14, 2001. The regular fluctuation in the number of such Shares prevents Barrett Resources from supplying to the Independent Fiduciary an accurate allocation of the exact number of Shares currently in your account under the Plan with enough time for you to make an informed decision with respect to the Offer. Therefore, the gray instruction form provides

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that you may instruct the Independent Fiduciary to direct the Trustees to either to tender (i) all of the Shares, (ii) a percentage of the Shares, or (iii) none of the Shares held in your account under the Plan.

      In order to be assured that your instruction to the Independent Fiduciary will be followed your instruction form must be completed, signed, dated and received by Ellen Philip Associates, Inc. (the "Independent Tabulation Agent"), an agent of the Independent Fiduciary NO LATER THAN 11:00 P.M., EASTERN TIME, ON FRIDAY, JUNE 8, 2001. This time is one business day plus one hour prior to the expiration of the Offer, which is scheduled to expire at 12:00 Midnight, eastern time, on Monday, June 11, 2001. If the expiration of the Offer is extended beyond its scheduled expiration time, the time by which the Independent Tabulation Agent must receive your instruction will be extended automatically to one business day plus one hour prior to such extended expiration time. Please remember to return your instruction form to the Independent Tabulation Agent in the enclosed envelope, rather than to Barrett Resources, Purchaser, the Trustees or any other party.

      YOUR INSTRUCTION FORM MUST BE MAILED TO THE INDEPENDENT TABULATION AGENT IN THE ENVELOPE PROVIDED. THE INDEPENDENT TABULATION AGENT WILL ACCEPT INSTRUCTIONS BY FAX ONLY IF YOU CLEARLY INDICATE ON THE FAXED INSTRUCTIONS THAT YOU ARE CONCURRENTLY MAILING THE ORIGINAL COPY IN THE ENVELOPE PROVIDED. FAXES SHOULD BE SENT TO THE INDEPENDENT TABULATION AGENT AT (212) 645-8046.

      Any instruction you furnish to the Independent Tabulation Agent on the instruction form will be irrevocable if not withdrawn by 11:00 P.M., EASTERN TIME, ON FRIDAY, JUNE 8, 2001. This time is one business day plus one hour prior to the expiration of the Offer which is scheduled to expire at 12:00 Midnight, eastern time, on Monday, June 11, 2001. If the expiration of the Offer is extended beyond its scheduled expiration time, the time by which you may withdraw such instruction will be extended automatically to one business day plus one hour prior to such extended expiration time. To withdraw any instruction, you should send a statement to the Independent Tabulation Agent that you are withdrawing your prior instruction and requesting another instruction form. You must sign the statement and print your name and Social Security number under your signature. The statement may be sent by mail to the address below:

                     ELLEN PHILIP ASSOCIATES, INC.
                     P.O. BOX 1997 G.P.O.
                     NEW YORK, NEW YORK 10116-1997

      THE INDEPENDENT TABULATION AGENT WILL ACCEPT A WITHDRAWAL STATEMENT BY FAX ONLY IF YOU CLEARLY INDICATE ON THE FAX THAT YOU ARE CONCURRENTLY MAILING THE ORIGINAL COPY TO THE ADDRESS SET FORTH ABOVE. FAXES SHOULD BE SENT TO THE INDEPENDENT TABULATION AGENT AT (212) 645-8046.

      In order to correctly calculate the number of Shares to tender, a black-out period must be established during which the number of Shares in your account will be frozen and no transactions of any kind may take place in your Share account. A black-out period will begin at 4 p.m., eastern time, on the date your instructions are due to the Independent Tabulation Agent and will end at the expiration time of the Offer. For instance, unless the expiration of the Offer is extended, the black-out period will begin at 4:00 p.m., eastern time, on Friday, June 8, 2001 and will end at 12:00 Midnight, eastern time, on Monday, June 11, 2001. Extensions to the expiration of the Offer and the related extensions to the deadline by which you must provide your instructions to the Independent Tabulation Agent will result in an appropriate adjustment to the black-out period as described above.

CONFIDENTIALITY

      Your instruction to the Independent Fiduciary is strictly confidential. Under no circumstances will the Independent Fiduciary or any of its agents, including the Independent Tabulation Agent, disclose your instruction, or failure to submit an instruction to Barrett Resources, Purchaser, Williams, the Trustees or any other party. Upon receipt of all instructions via the Independent Tabulation Agent, the Independent Fiduciary will provide to the Trustees directions regarding the aggregate number of Shares to be tendered,

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

if any, without disclosing individual participant's instructions or the number of tendered Shares, if any, allocated to any participant's account. You should feel free to instruct the Independent Fiduciary in the manner you think is best.

      Neither the Trustees nor the Independent Fiduciary can make recommendations to you regarding what decisions to make. If you have questions about the terms and conditions of the Offer, please contact the Information Agent for the Offer, Georgeson Shareholder Communications, Inc. at (800) 223-2064. If you have any questions about your right to instruct the Independent Fiduciary, please contact U.S. Trust Company, N.A. at (800) 535-3093.

                                          U.S. TRUST COMPANY, N.A.,
                                          as Independent Fiduciary

May 14, 2001

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

             BARRETT RESOURCES CORPORATION RETIREMENT SAVINGS PLAN

                      INSTRUCTION TO INDEPENDENT FIDUCIARY
                        WHETHER OR NOT TO TENDER SHARES

      The undersigned participant in the Barrett Resources Corporation Retirement Savings Plan (the "Plan") hereby instructs U.S. Trust Company, N.A., as the Independent Fiduciary, to direct J. Frank Keller and Robert W. Howard, the Trustees under the Plan, to tender or not to tender, pursuant to the Offer, the Shares allocated to the undersigned's account under the Plan (as explained in the accompanying Notice to Participants) in accordance with the instruction form on the reverse side of this form.

      THIS FORM MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RECEIVED BY ELLEN PHILIP ASSOCIATES, INC., AS INDEPENDENT TABULATION AGENT FOR THE INDEPENDENT FIDUCIARY OF THE PLAN, NO LATER THAN 11 P.M., EASTERN TIME, ON FRIDAY, JUNE 8, 2001.

      IF THIS FORM IS RECEIVED AFTER 11 P.M., EASTERN TIME, ON FRIDAY, JUNE 8, 2001, U.S. TRUST COMPANY, N.A. CANNOT ENSURE THAT YOUR INSTRUCTIONS WILL BE FOLLOWED. YOUR INSTRUCTIONS ARE CONFIDENTIAL AS EXPLAINED IN THE ACCOMPANYING NOTICE TO PARTICIPANTS.

             TO BE COMPLETED, SIGNED AND DATED ON THE REVERSE SIDE.

[X]   Please mark your choice like this and sign and date below.

NEITHER THE TRUSTEES NOR THE INDEPENDENT FIDUCIARY MAKES ANY RECOMMENDATION AS TO YOUR DECISION TO TENDER OR NOT TO TENDER SHARES HELD IN YOUR ACCOUNT UNDER THE PLAN PURSUANT TO THE OFFER.

[ ]  Tender ALL of the Shares held in my account under the Plan.

[ ] Tender the percentage of Shares held in my account under the Plan indicated below:

          Percentage of Shares (in whole numbers): ____%

[ ]  Do not tender any Shares held in my account under the Plan.

      As a participant in the Plan, I acknowledge receipt of the Offer to Purchase, Letter of Transmittal and the Notice to Participants, each dated May 14, 2001, and I hereby instruct the Independent Fiduciary to direct the Trustees of the Plan to tender or not to tender the Shares held in my account under the Plan as indicated above.

      I understand that if I sign, date and return this gray instruction form but do not provide the Independent Fiduciary with specific instructions, the Independent Fiduciary will treat this gray instruction form as not providing any instruction to the Independent Fiduciary regarding the Offer. In accordance with the terms governing administration of the Trust Fund, which is the funding vehicle for the Plan, I understand that the Independent Fiduciary will direct the Trustees not to tender in the Offer any Shares held under the Plan for which no participant instructions are timely received by the Independent Fiduciary (via the Independent Tabulation Agent) unless the Independent Fiduciary determines that it is legally obligated to do so.

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                         Signature                                               Date
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                PLEASE SIGN, DATE AND MAIL THIS INSTRUCTION FORM
               PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED